Exhibit 10.2

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

CARE INVESTMENT TRUST INC. (“Seller”)

And

NHI-BICKFORD RE, LLC (“Buyer”)

relating to the purchase and sale of 100% of the Membership Interests of

CARE YBE SUBSIDIARY LLC (“Company”)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of June 24, 2013 (the “Effective Date”), among CARE INVESTMENT TRUST INC., a Maryland corporation (“Seller”), CARE YBE SUBSIDIARY LLC, a Delaware limited liability company (“Company”), and NHI-BICKFORD RE, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding membership interests (“Membership Interests”) of the Company; and

WHEREAS, Seller desires to sell the Membership Interests to Buyer, and Buyer desires to purchase the Membership Interests from Seller, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company is the owner of the real properties (“Properties” or “Real Property”) described on Exhibit A attached hereto and made a part hereof and certain furniture, fixtures and equipment associated therewith (“FFE”), and the Properties (together with the FFE and the rental income derived from the “Leases” described on Exhibit B attached hereto and made a part hereof) are the only assets of the Company; and

WHEREAS, the Company is the borrower under certain loans (collectively, the “Fannie Loans”) evidenced by (a) a $74,589,000 Multi-Family Note dated June 26, 2008, and (b) a $7,638,400 Multi-Family Note dated September 30, 2008 (collectively, the “Fannie Notes”) which Fannie Notes shall remain an obligation of the Company following the Closing Date; provided however that consummation of the transactions described in this Agreement requires the consent of Fannie Mae (“Fannie”) to the Acquisition (defined below) and resulting change of ownership of the Company, and each party’s obligation to close the transactions described herein is expressly subject to the consent of Fannie prior to the Closing Date; and

WHEREAS, after completion of the transaction described herein, Buyer shall be the sole Member of the Company and shall own 100% of all Membership Interests in the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The Definitions applicable to this Agreement are set forth on Exhibit C attached hereto and made a part hereof.

ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Liens. The purchase and sale of the Membership Interests is referred to in this Agreement as the “Acquisition”.

2.2. Seller Documents, Fannie Consent.

(a) Prior to Closing, Seller agrees to make available to Buyer all relevant documents, books, records, agreements, and information relating to the Company and/or the Properties that are in Seller’s possession or control and are reasonably requested by Buyer for inspection, audit and review, including, without limitation, the “Seller Documents” described on Schedule 2.2 hereof.

(b) In accordance with and pursuant to the requirements of the documents evidencing, governing and securing the Fannie Loans (the “Fannie Loan Documents”), Buyer intends to seek the consent of Fannie to the Acquisition with the Fannie Loans remaining in place. Buyer shall have until September 30, 2013 (the “Fannie Consent Period”) to obtain and deliver to Seller evidence that Fannie has consented to the Acquisition at Closing with the Fannie Loan Documents remaining in effect under the terms and conditions of this Agreement and the Fannie Loan Documents (the “Fannie Consent”). The Fannie Consent will be evidenced by an Assumption and Release Agreement in form mutually agreed to by Fannie, Buyer and Seller with respect to each of the Fannie Loans (collectively, the “Loan Assumption Agreements”), which Loan Assumption Agreements must include a release, from and after Closing, of all existing guarantors from any obligations and liabilities under any and all non-recourse carveout guaranties, environmental guaranties or other guaranties of any kind whatsoever executed by such existing guarantors in favor of Fannie (“Releases”). Prior to the Effective Date, Buyer has submitted formal applications to Fannie for the Fannie Consent (including the Releases). From and after the Effective Date, Buyer shall exercise commercially reasonable and diligent efforts to obtain such consents and to negotiate and agree upon the form of the Loan Assumption Agreements, and Seller agrees to cooperate with Buyer with respect to Buyer’s efforts to obtain the Fannie Consent and to negotiate and agree upon the form of the Loan Assumption Agreements (including the Releases), but Seller shall not be obligated to spend money or incur any new liability or retain any existing liability in order to facilitate Buyer’s efforts to obtain the Fannie Consent or the Loan Assumption Agreements (including the Releases). Buyer shall keep Seller reasonably advised as to the status of Buyer’s efforts to obtain the Fannie Consent. Without limiting the foregoing, Buyer shall notify Seller on or before June 20, 2013 if Buyer does not reasonably expect to obtain the Fannie Consent prior to June 30, 2013. If, after the exercise of commercially reasonable and diligent efforts, Buyer fails to obtain the Fannie Consent and/or if Buyer, Seller and Fannie fail to agree upon and execute the Loan Assumption Agreements within the Fannie Consent Period, then Buyer or Seller shall each be entitled to terminate this Agreement by giving notice of termination to the other party at any time prior to the date the Fannie Consent is obtained, whereupon the Deposit (as hereinafter defined) shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except for those rights and obligations that are specifically identified as surviving the termination of this Agreement. Buyer shall be responsible for all costs associated with obtaining the Fannie Consent and the Loan Assumption Agreements (including the Releases), including, but not limited to, any consent fee imposed by Fannie and Fannie’s attorneys’ fees.

2.3. Closing Date. The closing of the Acquisition (the “Closing”) shall take place by mail or in person at such location as may be mutually agreed upon by Buyer and Seller, at 10:00 a.m. on the later to occur of (i) June 30, 2013, or (ii) five (5) business days following the date Buyer, Seller and Fannie indicate that they have agreed upon the form of the Loan Assumption Agreements and are ready and willing to execute the same upon the satisfaction of all other conditions to Closing set forth in Article VIII, unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date”.

2.4. Consideration. The Purchase Price shall be $122,750,000.00, subject to allocations, credits and adjustments described herein. The Purchase Price shall be paid as follows:

(a) Buyer shall receive a credit for the total outstanding balance of all principal and accrued interest with respect to the Fannie Loans.

(b) If any Tenant shall have paid to the Company the rent due under such Tenant’s Lease for the month in which the Closing occurs, then Buyer shall receive a credit at Closing equal to the portion of such rent that is allocable to the period from and after the Closing Date. If any Tenant shall not have paid to the Company the rent due under such Tenant’s Lease for the month in which the Closing occurs, then the Purchase Price shall be increased by an amount equal to the portion of such rent that is allocable to the period preceding the Closing Date.

(c) Buyer shall pay the balance of the Purchase Price by in cash by wire transfer.

(d) Buyer has previously delivered to First American Title Insurance Company, as escrow agent (“Escrow Agent”), an earnest money deposit in the amount of $613,750.00 (“Deposit”) in connection with the March 14, 2013 letter of intent. Seller agrees to instruct Escrow Agent to return the Deposit to Buyer at Closing, unless Buyer elects to apply the same to the Purchase Price (in which event Buyer shall instruct Escrow Agent to deliver the Deposit to Seller at Closing). The parties have executed the April 2, 2013 escrow letter agreement (“Escrow Agreement”) which is incorporated herein by reference.

(e) In the event the Company or Seller holds any security deposits or escrow funds of the Tenant Parties pursuant to the terms of the Leases and such funds are held by the Company or Seller in an account that is a part of the Excluded Assets, then Seller shall transfer, or shall cause the Company to transfer, the balance of such security deposits or escrow funds to an account designated by Buyer at Closing. The foregoing provisions shall not apply to any security deposits or escrow funds held by Fannie or any servicer or agent with respect to the Fannie Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES PERTAINING TO THE COMPANY

The Company and Seller, jointly and severally, represent and warrant to Buyer as follows:

3.1. Organization of the Company; Authorization and Enforceability.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Company is qualified to do business, and is in good standing, in each jurisdiction in which it is required by Law to be so qualified. The Company possesses the full limited liability company power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. The Company possesses the full limited liability company power and authority: (i) to own, hold and use its Assets in the manner in which such Assets are currently owned, held and used by the Company and in the manner in which the Company proposes to own, hold and use such Assets, and (ii) to conduct the Company Activities as such business is currently being conducted and as the Company proposes to conduct such Company Activities. The Company does not engage in any businesses other than the Company Activities.

(b) The Company does not have any Subsidiaries and does not own any securities of any corporation or any other interest in any Person. There is no other Person that may be deemed to be a predecessor of the Company.

(c) Schedule 3.1(c) sets forth, for the Company: (i) its exact legal name; (ii) its business form, jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its members, managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such Company’s date of formation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.

(d) Accurate and complete copies of the Company’s Organizational Documents, each as amended to date, have been delivered to Buyer.

3.2. Authority: Non-Contravention.

(a) The Company has the limited liability company right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each document to be executed at or prior to Closing in connection with this Agreement (“Ancillary Agreement(s)”) to which it is a party, and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all necessary action on the part of the Company. Assuming due authorization, execution and delivery by Buyer, this Agreement and each Ancillary Agreement to which the Company is a party constitute the legal, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby by the Company and Seller will,, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any of the Organizational Documents of the Company, or (B) any resolution adopted by the members, board or any committees thereof of Company; (ii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Judgment to which the Company is subject, or to Seller’s Knowledge, any Law to which the Company is subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization that is held by the Company; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, any Contract to which the Company is a party or by which it is bound; or (v) based on actions or inaction of Seller or its Affiliates, result in the imposition or creation of any Lien upon or with respect to any Asset owned or used by the Company, except in each such case where such contravention, conflict, violation, breach, default or Lien would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair the ability of the Company to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to the effect of the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party and/or the consummation or performance of the transactions contemplated hereby or thereby by the Company and Seller upon (i) any Authorizations held by the Tenants, Subtenants, Managers or any of their respective Affiliates (collectively, the “Tenant Parties”) or by the Company with respect to the Properties, (ii) the operations conducted by Tenant Parties at or within the Properties, or (iii) any Contracts to which the Tenant Parties are a party.

(c) Except with respect to the approval of Fannie as required by the Acquisition and the resulting change of control of the Company and except with respect to any filings that Seller may be required to make with the Securities and Exchange Commission, neither Seller nor the Company is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby, except in each such case where the failure to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of the Company to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to whether any such filing, notice or Consent may be required in connection with (i) any Authorizations held by the Tenant Parties or by the Company with respect to the Properties, (ii) the operations conducted by Tenant Parties at or within the Properties, or (iii) any Contracts to which the Tenant Parties are a party.

3.3. Membership Interests. The Membership Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the Membership Interests were issued in compliance with all applicable Laws. There are no outstanding options, warrants or other rights of any kind to acquire any additional membership interests of the Company or securities convertible into or exercisable or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional membership interests of the Company, nor is the Company committed to issue any such option, warrant, right or security. There are no restrictions on the transfer of the Membership Interests of the Company except as may be imposed by the Fannie Loan Documents and/or applicable federal and state securities laws. The Company does not have, directly or indirectly, any equity interest in or control of any other corporation, joint venture, partnership, limited liability company or other entity.

3.4. Fannie Loans. The Company is currently the “Borrower” under the Fannie Loans, and Company and Seller make the following representations and warranties in connection therewith:

(a) Fannie is the lender to whom Company makes payments.

(b) There exists no default under the terms of the Notes and the Fannie Loans that has been caused by any act or omission of Seller or the Company; provided, however, that Seller makes no representations or warranties as to whether any act or omission of the Tenant Parties may have caused a default under the Fannie Loans or whether a default has occurred under the provisions of the Fannie Loan Documents relating to the condition and maintenance of the Properties. The Company has not received any written notice from Fannie claiming that a default has occurred under the Fannie Loan Documents

(c) The current aggregate principal balance of the Notes as of May 31, 2013 is $78,890,774.70. There are no delinquent interest amounts, penalties, expenses or any similar charges as of such date with respect to the Fannie Loans.

(d) The Fannie Loans are not cross-collateralized or cross-defaulted with any other debt owed by Seller (or its Affiliates) with Fannie; provided, however, that the Fannie Loans may be cross-collateralized and/or cross-defaulted with each other.

(e) Based solely upon recent statements received by the Company from Fannie or its servicer, Schedule 3.4 sets forth true and accurate balances as of May 31, 2013 with respect to any escrow, deposits and accounts held by Fannie with respect to the Fannie Loan for taxes, insurance, replacement reserves, and other funds as per the Fannie Loan Documents.

3.5. Excluded Assets. Schedule 3.5 contains a true, complete and accurate list of all of the Company’s “Excluded Assets” that shall be returned or distributed to Seller at or prior to Closing and the Company shall no longer own such Excluded Assets (e.g., bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes).

3.6. No Undisclosed Liabilities. To Seller’s Knowledge, the Company has no significant liabilities, debts, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, secured or unsecured, matured or unmatured or otherwise (“Liabilities”), except for the obligations of the Company under the Fannie Loan Documents, the Leases and the Permitted Encumbrances (the “Assumed Liabilities”). For purposes of this Agreement, “Excluded Liabilities” shall mean any Liability incurred in or related to the operation of the business of the Company or the Company Activities prior to the Closing Date other than (i) the Assumed Liabilities, (ii) Liabilities incurred in connection with, or by virtue of, the operations conducted by Tenant Parties at or within the Properties, (iii) Liabilities incurred by virtue of the Company’s ownership of the Properties, and (iv) any Contracts to which the Tenant Parties are a party. Prior to the Closing Date, all Excluded Liabilities, if any, shall be conveyed to Seller and the Company shall no longer have any obligation with respect to any such Excluded Liability following the acquisition of the Membership Interests by the Buyer.

3.7. Rents and Receivables. The Company has no rents, income or receivables other than the rents contractually owed under the Leases.

3.8. Taxes. Except as otherwise set forth on Schedule 3.8:

(a) The Company has at all times during its existence been treated as a disregarded entity for federal income Tax purposes.

(b) All Tax Returns required to have been filed by the Company have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects the Company’s liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Company has adequately provided for in its books of account and related records, and has set aside sufficient cash reserves to cover, liabilities for all current Taxes not yet due and payable.

(c) There is no action or audit currently proposed, threatened or pending against, or with respect to, the Company in respect of any Taxes. The Company is not the beneficiary of any extension of time within which to file any Tax Return, and the Company has not made any requests for such extensions. No claim has ever been made in writing by a Taxing Authority in a jurisdiction in which the Company did not file Tax Returns that the Company was required to file Tax Returns in such jurisdiction. There are no Liens with respect to Taxes on any of the Membership Interests of the Company or its Assets.

(d) The Company has withheld and timely paid all Taxes required to have been withheld and paid by the Company and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e) There is no dispute or claim by a Taxing Authority concerning any liability for Taxes of the Company for which notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company. Schedule 3.8(e) (i) lists all state and local income Tax Returns filed by the Company for taxable periods ended on or after the year ended 2010, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency. The Company has not received any ruling from or entered into any closing agreement with any Taxing Authority that would be binding on Buyer.

(f) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.9. Compliance with Law.

(a) To Seller’s Knowledge, the Company and has complied with, and is not in violation of, any applicable Law to which the Company or the Company’s Activities is or has been subject, except where the failure to comply with any Law would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of the Company to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to whether any act or omission of the Tenant Parties may have caused a violation of Law with respect to the Properties or the operation thereof.

(b) Neither the Company nor any of its Affiliates has received notice regarding any violation of, conflict with, or failure to comply with, any Law with respect to the Properties.

3.10. Authorizations.

(a) The Company owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business and the Company Activities as currently conducted or as proposed to be conducted. To Seller’s Knowledge, such Authorizations are valid and in full force and effect and none of such Authorizations has been withdrawn, revoked, suspended, cancelled, subject to integrity review, or other regulatory action, nor is any such withdrawal revocation, suspension, cancellation, integrity review, or other action pending threatened in writing. Notwithstanding the foregoing, Seller makes no such representations or warranties as to any Authorizations that are necessary or useful in order for the Tenant Parties to operate their businesses within or at the Properties.

(b) To Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) would reasonably be expected to result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization held by the Company; provided, however, that Seller makes no such representations or warranties as to any Authorizations held by the Tenant Parties in connection with the operation of their businesses within or at the Properties.

(c) None of the Company and its Affiliates has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal,

termination, cancellation, suspension or modification of, any Authorization as it relates to the Company Activities. To Seller’s Knowledge, neither the Company nor any Affiliate thereof is in default, and neither the Company nor any such Affiliate has received notice of any claim of default, with respect to any Authorization held by the Company; provided, however, that Seller makes no such representations or warranties as to whether any default exists with respect to any Authorizations held by the Tenant Parties in connection with the operation of their businesses within or at the Properties.

(d) No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization the Company owns or uses in the operation of its business or the Company Activities as currently conducted or as proposed to be conducted; provided, however, that the Tenant Parties may own or have an interest in Authorizations that are necessary or useful in connection with the operation of their businesses within or at the Properties.

3.11. Assets.

(a) The Company owns no Assets other than its interest in the Properties, the FFE and the Leases.

(b) Seller and its Affiliates (other than the Company) do not have any interest in the Company’s Assets (other than the indirect interest in the Company’s Assets held by the Seller and certain of its Affiliates by virtue of Seller’s ownership of the Membership Interests).

3.12. Real Property.

(a) The Properties described on Exhibit A constitute all of the real property owned by the Company. The Company owns fee simple to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The Properties are leased to the “Tenants” as described in the “Leases” described on Exhibit B attached hereto and made a part hereof.

(c) Other than the Leases, the Permitted Encumbrances and the Fannie Loan Documents, the Company has not entered into any leases, subleases, licenses, concessions, rights of first refusal, right of first offer to purchase, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Real Property. Other than the Company or as described in the Leases, the Permitted Encumbrances and the Fannie Loan Documents, the Company is not aware of any parties in possession, entitled to assert or that have asserted any right to possession of any portion of the Real Property. Seller has made available to Buyer a correct and complete copy of each Lease, together with all amendments, modifications, and extensions thereof.

(d) The Company has not received notice from any Governmental Entity having the power of eminent domain over the Real Property that such Governmental Entity has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. The Company has not received notice from any Governmental Entity of any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property. Neither the Company nor any of its Affiliates has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property. The Company has not received notice from any Governmental Entity or third party alleging that the Real Property or its present uses and operations of the Real Property fail to comply with any Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters. Neither the Seller nor the Company nor its Affiliates have received any written notice or other written communication from any Governmental Entity that remains uncured regarding any actual, alleged, possible or potential violation of, or failure to comply with any Law affecting the Real Property or the use or operation thereof.

(e) Neither the Seller nor the Company has received any written notice of any pending or threatened plans to modify or realign any adjacent street or highway or any eminent domain proceeding that would result in the taking of any portion of any such property or that would adversely affect the current use, enjoyment or value of any such property.

(f) Neither Seller nor the Company has received any written notice of any pending or threatened public improvements which will result in special assessments or taxes against the Real Property.

(g) The Company has not entered into any outstanding agreements, options, rights of first offer or refusal, or other present, conditional or contingent rights in favor of any Person to acquire all or any portion of the Real Property.

3.13. [INTENTIONALLY DELETED].

3.14. Absence of Certain Changes or Events Since the Balance Sheet Date. There has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Company; provided, however, that Seller makes no representation or warranty as to whether there has occurred any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Tenant Parties or the Properties.

3.15. Material Contracts. The Company is not a party to any Material Contract other than (i) the Fannie Loan Documents, (ii) the Permitted Encumbrances (to the extent the Company is a party thereto), (iii) the Leases and any ancillary documents related thereto, and (iv) any Contract listed on Schedule 3.15. Neither the Company nor, to the Knowledge of Seller, any other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract; provided, however, that Seller makes no representations or warranties as to whether any act or omission of the Tenant Parties may have caused a default under any Material Contract or whether a default has occurred under the provisions of any Material Contract relating to the condition and maintenance of the Properties. The Company has not given or received notice to or from any Person relating to any such alleged or potential default under a Material Contract that has not been cured.

3.16. Notice of Liens. Seller has not pledged, mortgaged, sold, conveyed, assigned or liened the Membership Interests, and the Company has not received any notice from Seller or any third party creditor that the Seller’s Membership Interests has been pledged, mortgaged, sold, conveyed, assigned or liened, or that a charging order has been issued against the Seller’s Membership Interests.

3.17. Regulatory Matters.

(a) No Governmental Entity has notified Seller, the Company or any Affiliate, and Seller, the Company and their Affiliates have no Knowledge that the conduct of the Company Activities was or is in violation of any applicable Law or the subject of any investigation.

(b) Neither Seller, the Company, its Affiliates, nor any of its or their officers, directors or employees has intentionally and knowingly made an untrue statement of a material fact to any Governmental Entity with respect to the Company or the Company’s Activities (whether in any submission to such Governmental Entity or otherwise), or failed to disclose a material fact required to be disclosed by the Company to any Governmental Entity with respect to the Company or the Company Activities. Neither Seller, the Company, its Affiliates nor any employee has received nor is aware of any basis for the issuance of any notice to such effect.

3.18. Litigation.

(a) There is no known Proceeding (i) pending or threatened against or affecting the Company, or to the Company’s Knowledge, the Properties or the Assets, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or agreement, contract or circumstances exist that may give rise or serve as a basis for any such Proceeding. There is no Proceeding against any current or former officer, member, manager or employee of the Company or its Affiliates with respect to which the Company has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Properties or Assets. To Seller’s Knowledge, there is no Order to which the Company or any of its Properties or Assets are subject.

3.19. Employee Benefits. The Company is not a party nor has or may in the future have any liability, for the benefit of any present or former members, managers, employees, contractors or consultants of the Company (collectively, “Company Benefit Plans”). The Company does not have any intent or commitment to create, modify or terminate any Company Benefit Plan.

3.20. Labor and Employment Matters. The Company has never had any employees.

3.21. Environmental.

(a) Neither Seller nor the Company has received notice of any pending or threatened Environmental Actions against the Company.

(b) The Company has not entered into any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws.

(c) The Company has not expressly assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws.

3.22. INTENTIONALLY DELETED.

3.23. Books and Records. At the Closing, all of the books and records of the Company will be in the possession of the Company. At the Closing, Seller will deliver, or cause to be delivered, to Buyer or its designee all of the minute books of the Company.

3.24. Absence of Certain Business Practices. Neither Seller, the Company, its Affiliates nor any officer, director, employee, agent or other representative of the Company or any Person acting on their behalf have, in connection with the Company Activities, made, directly or indirectly, any bribes, kickbacks, or political contributions to obtain or retain business either within the United States or abroad, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained; provided, however, that Seller makes no such representations or warranties as to whether any Tenant Parties have taken any such actions in connection with the operation of their businesses within or at the Properties.

3.25. Certain Business Relationships With Affiliates. No Affiliate of the Company or Seller (a) has any claim or cause of action against any of the Company, (b) owes any money to the Company or (c) is a party to any Contract with the Company that will remain in effect after the Closing.

3.26. Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

3.27. Completeness of Disclosure. No representation or warranty made by Seller, the Company or any officer of the Company in this Agreement or any certificate delivered to Buyer pursuant hereto (a) Knowingly contains any untrue statement of any fact; or (b) intentionally omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in substantial respect.

3.28. Business Purpose. The Company has no business activity or purpose, and has never had any business activity or purpose, other than the ownership and leasing of the Properties shown on Exhibit A and Exhibit B.

3.29. No Representation or Warranty by Seller; As-Is Sale. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Seller Documents (including without limitation all surveys, environmental reports, zoning reports, engineering reports or other similar reports prepared by third parties) or the source(s) thereof. Buyer further acknowledges that some if not all of the Seller Documents were prepared by third parties other than Seller. Except as expressly set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Seller Documents, or in any other written or oral communications transmitted or made available to Buyer. Except with respect to those matters that are the subject of the representations of Seller contained herein, (i) Buyer shall rely solely upon its own investigation with respect to the Company and the Properties, including, without limitation, the Properties’ physical, environmental or economic condition, compliance or lack of compliance with any Authorization or Law or any other attribute or matter relating thereto and (ii) Buyer is accepting the Membership Interests and the Properties “as-is, where-is, with all faults.” Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Seller Documents and is providing the Seller Documents solely as an accommodation to Buyer. Buyer acknowledges and agrees that, except for any matters that are the subject of the representations, covenants or obligations of Seller contained in this Agreement or in the Seller’s Closing Documents, Buyer is not relying on (and Seller and each of its Affiliates do hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or its Affiliates. The provisions of this Section 3.29 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES PERTAINING TO THE SELLER

Seller represents and warrants to Buyer as follows:

4.1. Enforceability; Authority. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies. Upon the execution and delivery of each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), and assuming due authorization, execution and delivery by Buyer of each of the Seller Closing Documents to which Buyer is a party , each of the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (y) the availability of injunctive relief and other equitable remedies. Seller has the right, power, authority and legal capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.

4.2. Conflict. Neither the execution, delivery and performance of this Agreement or the Seller Closing Documents nor the consummation or performance of the transactions contemplated hereby or thereby by Seller will, directly or indirectly (with or without notice or lapse of time): (a) breach or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Order to which Seller may be subject or, to Seller’s Knowledge, any Law to which Seller may be subject; (b) based on actions or inaction of Seller or its Affiliates, result in the imposition or creation of any Lien upon or with respect to the Membership Interests of Seller; (c) contravene, conflict with or result in a violation or breach of any Contract of Seller in a manner that would adversely affect the consummation of the transactions contemplated hereby, the ability of Buyer to acquire the Membership Interests free and clear of all Liens, or the ability of Buyer to receive the benefit of its bargain hereunder; or (d) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity or other Person the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization that is held by such Seller that otherwise relates to the Membership Interests, except in each such case where such contravention, conflict, violation, breach, default or Lien would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of Seller to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to the effect of the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party and/or the consummation or performance of the transactions contemplated hereby or thereby by the Seller upon (i) any Authorizations held by the Tenant Parties or by the Company with respect to the Properties, (ii) the operations conducted by Tenant Parties at or within the Properties, or (iii) any Contracts to which the Tenant Parties are a party.

4.3. Consents. Except for the Fannie Consent and such other notices and Consents as have been given or obtained prior to the date hereof, Seller is not required to give any notice to or obtain any Consent from any Person in connection with Seller’s execution and delivery of this Agreement or any of the Seller Closing Documents, the consummation of the contemplated transactions or the performance of such Seller’s obligations under this Agreement and the Seller Closing Documents, except where the failure to give any such notice or obtain any such Consent would not reasonably be expected to have a material adverse effect upon the Company or the Company Activities or impair materially the ability of Seller to perform its obligations under this Agreement; provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties as to whether any such notice or Consent may be required in connection with (a) any Authorizations held by the Tenant Parties or by the Company with respect to the Properties, (b) the operations conducted by Tenant Parties at or within the Properties, or (c) any Contracts to which the Tenant Parties are a party.

4.4. Legal Proceedings. There are no pending or to Seller’s Knowledge threatened Proceedings by or against Seller (a) that relate to or may affect any of the Membership Interests of Seller; or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the contemplated transactions, and there are no known facts or circumstances that could form the basis for the successful institution and prosecution of any such Proceeding.

4.5. Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

4.6. Ownership of Membership Interests. Seller has good and marketable title to the Membership Interests owned by Seller, free and clear of all Liens. Seller has not pledged, assigned, conveyed, mortgaged, or granted a security interest or lien in, the Membership Interests to any third party. Seller owns 100% of the Membership Interests. Seller owns and has always owned 100% of the outstanding equity of the Company, and the Company has never had any other owner of any membership interests, equity interests, rights of first refusal, options or warrants to purchase units or any similar type of equity ownership in the Company. The Membership Interests to be conveyed to Buyer constitute all of the membership interests and other interests in the Company (owned by Seller or otherwise). Seller has not granted a currently effective power of attorney or proxy to any Person with respect to all or any part of the Membership Interests owned by Seller. Except for this Agreement, Seller is not a party to or bound by any agreement, undertaking or commitment to sell, transfer, assign, exchange, purchase or otherwise acquire any membership interests of the Company. Upon transfer of the Membership Interests to the Buyer, the Buyer will receive valid title to the Membership Interests, free and clear of any Liens (other than any Liens that attach as a result of the Buyer’s ownership thereof).

4.7. Completeness of Disclosure. No representation or warranty made by Seller in this Agreement or any certificate delivered to Buyer pursuant hereto (a) Knowingly contains any untrue statement of any fact; or (b) intentionally omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1. Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2. Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3. No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the Acquisition by Buyer will not, (i) violate the provisions of any of the Organizational Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.

(b) No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make, which would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.

5.4. Availability of Funds. Assuming approval of the continuation of the Fannie Loan with the Company following the Closing, Buyer has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.

5.5. Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

ARTICLE VI

COVENANTS OF SELLER

6.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except with the prior written consent of Buyer, Seller shall cause the Company to:

(a) maintain its limited liability company existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice;

(b) maintain its books and records in accordance with past practice;

(c) promptly notify Buyer of any event or occurrence of which Seller or the Company becomes aware that is not in the ordinary course of business;

6.2. Negative Covenants. Except as expressly provided in this Agreement or with the prior written consent of the Buyer, Company will not (and Seller and its Affiliates will not, with respect to the Company), without the prior written consent of Buyer:

(a) adopt or propose any amendment to the Organizational Documents of the Company;

(b) issue or authorize for issuance any ownership interests or other security, or make any change in any issued and outstanding ownership interests or other security, or redeem, purchase or otherwise acquire, directly or indirectly, any ownership interests, equity interest or other security;

(c) (i) modify or increase the compensation (including bonus opportunities) or benefits payable or to become payable by the Company to any of its current or former directors, employees, contractors or consultants, (ii) grant any severance or termination pay, or (iii) enter into any employment, consulting, severance or termination agreement or arrangement with any of its current or former directors, key employees, contractors or consultants;

(d) establish, adopt or enter into any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company;

(e) sell, lease, transfer or assign any Property or Asset of the Company;

(f) assume, incur or guarantee any Indebtedness, or modify the terms of any existing Indebtedness (except as contemplated by Section 2.2);

(g) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any Property or Asset of the Company;

(h) make any loans, advances or capital contributions to, or investments in, any Person;

(i) cancel any debts or waive any claims or rights of substantial value;

(j) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if in effect on the date hereof, would have been required to be a Material Contract, or (iii) otherwise take any action or engage in any transaction that is material to the Company;

(k) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(l) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any purchase or sale of all or any substantial portion of the Assets or ownership interests or other securities of the Company or any of the Properties;

(m) make any changes in its accounting methods, principles or practices;

(n) make any material election relating to Taxes (except such that are consistent with past practice), take any action that would cause the Company to no longer be treated as a disregarded entity for federal income tax purposes, or settle or compromise any material Liabilities for Taxes;

(o) make any change in material Tax accounting or reporting methods, except as may have been required as a result of a change of Law;

(p) take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Seller or the Company not to be true and correct as of the Closing Date;

(q) take any actions outside the ordinary course of business; or

(r) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

6.3. Access to Information. Seller shall, and shall cause the Company to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, Assets, records, Contracts and other documents related to the Company and shall permit them to consult with the officers, employees, accountants, counsel and agents for the purpose of making such investigation of the Company as Buyer shall desire to make. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Company and copies of any working papers relating thereto as Buyer may request, all to the extent the foregoing items are within the possession or control of Seller or the Company. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence, investigations and examinations of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface soils, provided that (i) Buyer must give Seller and Manager reasonable prior telephone or written notice of any and all inspections or tests, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent will not be unreasonably withheld or conditioned), and (ii) Buyer shall not interfere with the operations of the Tenant Parties. Buyer shall bear the cost of all inspections or tests and shall indemnify and hold Seller and the Company harmless from and against all claims, damages, injuries, accidents, losses and expenses relating to the activities of Buyer and its Representatives pursuant to this Section 6.3.

6.4. Intercompany Arrangements; Indebtedness: Release of Liens.

(a) Prior to the Closing, Seller shall, in consultation with Buyer, settle all accounts that are unpaid as of the Closing Date between the Company, on the one hand, and Seller or any Affiliate of the Company or Seller, on the other.

(b) Prior to the Closing, except for obligations of the Company with respect to the Leases, the Permitted Encumbrances and the Fannie Loans, Seller shall extinguish (i) all Indebtedness of the Company, and (ii) all guarantees by the Company of any Indebtedness of Seller or any Affiliate of the Company or Seller.

(c) Prior to the Closing, Seller shall have caused to be released all Liens in and upon any of the Membership Interests.

(d) Neither Seller nor the Company shall be subject to any intercompany agreements (including service and referral agreements and any other Contracts) or any contracts with related entities, on the Closing Date, and all such agreements and contracts shall be terminated, evidenced in a manner satisfactory to the Buyer.

6.5. Confidentiality. From and after the Closing, Seller will, and will cause its Affiliates, to hold, and will use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is in the public domain through no act of Seller taken after the Closing or (b) is lawfully acquired by Seller after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that Seller and its Affiliates shall be entitled to disclose such information to the extent reasonably necessary to enforce Seller’s rights under this Agreement or perform its obligations under this Agreement, the Seller’s Closing Documents or under applicable Law or to perform any other legal, contractual or fiduciary obligation of Seller. If Seller or any of their Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall exercise their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.6. [INTENTIONALLY DELETED].

6.7. Notification of Certain Matters. Seller and the Company shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Company, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in the failure of any condition precedent to Buyer’s obligations, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Acquisition, (d) any notice or other communication from any Governmental Entity in connection with the Acquisition, or (e) any Proceedings commenced relating to the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18; provided, however, that (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to Buyer or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by Seller shall not be deemed to amend or supplement any Schedule or constitute an exception to any representation or warranty.

6.8. [INTENTIONALLY DELETED].

6.9. Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, Seller agrees that it will not, and it will cause the Company and its and their respective directors, officers, employees, Affiliates and other agents and Representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any ownership interests of, the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. Seller shall notify Buyer immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, Seller or the Company or any of their respective directors, officers, employees and Affiliates or, to its knowledge, any other Agent. Seller and the Company shall, and shall cause their respective Representatives to, immediately cease and terminate any discussion, negotiation or other activity with any third party heretofore conducted by Seller, the Company, any of their respective Affiliates and any Agent of the foregoing with respect to any Proposal.

6.10. Release. Notwithstanding anything contained in this Agreement, the Ancillary Agreements or any other document or agreement contemplated hereby and thereby to the contrary, Seller, on behalf of Seller and their respective successors and assigns and Affiliates, as of the Closing, hereby releases and forever discharges the Company for and from any Losses that Seller ever had, now has, or hereafter can, shall or may have against the Company, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through the Closing Date.

ARTICLE VII

COVENANTS OF BUYER AND SELLER

7.1. Regulatory Approvals. Buyer shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by Buyer and/or the Tenant Parties for the consummation of the Acquisition and the transactions contemplated by this Agreement. Seller shall cooperate with and promptly furnish information (to the extent such information is within the possession or control of Seller) to Buyer necessary in connection with any requirements imposed upon Buyer and/or the Tenant Parties in connection with the consummation of the Acquisition. Buyer shall be responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.

(a) Buyer and Seller shall use their commercially reasonable efforts to obtain promptly any clearance required under any applicable Laws for the consummation of this Agreement and the transactions contemplated hereby. Buyer and Seller shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from any other Governmental Entities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided that that each of Buyer and Seller shall both promptly respond to any Governmental Entity to any request for additional information.

(b) Buyer and Seller shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under applicable Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.

7.2. Public Announcements. Buyer and Seller shall each be permitted to issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement; provided that Buyer and Seller shall consult with each other before issuing, and give each other a reasonable time to comment on such release or announcement in advance of such issuance. Both Buyer and Seller may make internal announcements regarding the Acquisition to their respective employees.

7.3. Tax Matters.

(a) Allocation of Taxes Between Buyer and Seller; Preparation of Tax Returns.

(i) The Seller shall bear the burden of Taxes arising out of the operations of the Company or the ownership of the Assets with respect to transactions or periods (or portions thereof) ending on or prior to the Closing Date, and Buyer shall bear the burden of Taxes arising out of the operations of the Company or the ownership of the Assets with respect to transactions or periods (or portions thereof) beginning after the Closing Date. Neither the Company nor the Buyer shall bear the burden of any Taxes arising out of the operations of Seller’s Affiliates (other than the Company).

(ii) Except as provided in (iii) below, in the case of Taxes of the Company for a taxable period of the Company that includes, but does not end on, the Closing Date, the allocation of such Taxes between the Buyer and Seller shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(iii) In the case of any Taxes of the Company that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date (e.g., ad valorem property taxes), the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

(iv) All Tax Returns of the Company for taxable periods that include the Closing Date shall be prepared in accordance with the Company’s past practices unless otherwise required by Law.

(b) Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause its subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return of the Company, or in any audit, litigation or other proceeding with respect to Taxes of the Company.

(c) Carryovers, Refunds, and Related Matters.

(i) Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a period after the Closing Date shall be the property of the Company, as applicable, and shall be retained by the Company (or promptly paid by Seller to the Company if any such refund (or interest thereon) is received by Seller or any of their respective Affiliates).

(ii) If (A) after the Closing Date, the Company receives a refund of any Tax that is attributable to a period ending on or before the Closing Date, (B) the Tax was paid by (1) Seller on or after the Closing Date or (2) Seller or the Company prior to the Closing Date, then the Buyer or the Company, as the case may be, promptly shall pay or cause to be paid to Seller the amount of such refund together with any interest thereon, but net of any Taxes imposed on the Company with respect to the receipt of such refund.

(iii) In applying Section 7.3(c)(i) and Section 7.3(c)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the period ending on or before the Closing Date and the period ending after the Closing Date in accordance with Section 7.3(a).

(d) Tax Treatment of the Buy-Sell of the Membership Interests. For federal income and applicable state income Tax purposes, Seller will be treated as selling the Assets of the Company and Buyer will be treated as buying the Assets of the Company.

7.4. Casualty. From the date hereof until the Closing Date, in the event that there is any damage to or loss of any of the Properties (whether by fire, theft, vandalism or other cause or casualty) that entitles the Tenant of such Property to terminate its Lease with respect to such Property pursuant to the terms of such Lease, Buyer, at its sole option, may elect to terminate this Agreement in its entirety. Notwithstanding, if Buyer does not elect to terminate this Agreement (or does not have the option to terminate this Agreement) following such damage or loss, any insurance proceeds with respect to the damage or loss shall be used and applied as required by the terms of the applicable Lease and the Fannie Loan Documents and may not be expended for any other purpose prior to Closing.

7.5. Condemnation. From the date hereof until the Closing Date, in the event that there is any condemnation of any of the Properties, the Purchase Price shall be reduced by the amount of such condemnation proceeds received by the Company prior to the Closing Date (but not including any amounts belonging to the Tenants pursuant to the terms of the Leases) but the reduction shall be offset by any amounts received by Buyer for such condemnation; provided, however, in the event of any pending, threatened or contemplated condemnation or eminent domain proceeding which Buyer reasonably determines to have a material adverse impact on the business of the Company, Buyer at its sole option, may elect to terminate this Agreement in its entirety.

7.6. Title Work and Surveys; Title Policies; Environmental Inspections.

(a) Title Work. Seller furnished to Buyer certain existing title work (the “Existing Title Work”) on or before the execution of this Agreement. No material Liens have been placed on the Properties by the Company since the date of the most recent Existing Title Work with respect to each Property. Following execution of this Agreement, Buyer may obtain, at Buyer’s option and at Buyer’s expense, commitments from the title insurance company issuing the Existing Title Work (the “Title Company”) to issue (i) updates to the Existing Title Work or (ii) new policies of owner’s title insurance for any Properties (or portion thereof) as to which there is no Existing Title Work, together with legible copies of all exceptions to title referenced therein (the “New Title Work”). Buyer shall furnish Seller with copies of any material documents resulting from the New Title Work promptly following receipt of same.

(b) Surveys. Seller furnished to Buyer certain existing Surveys (the “Existing Surveys”) on or before the execution of this Agreement. Following execution of this Agreement, Buyer may obtain, at Buyer’s option and at Buyer’s expense, (i) updates to the Existing Surveys or (ii) current, as-built surveys for those Properties (or portions thereof) as to which there are no Existing Surveys (the “New Surveys”). The New Surveys shall contain the surveyor’s ALTA/ACSM certification to Buyer, Seller, the Company and the Title Company. Buyer shall furnish Seller with copies of any New Surveys promptly following receipt of such surveys.

(c) [INTENTIONALLY DELETED]

(d) Title Policy. At the Closing, Buyer may obtain, at Buyer’s option and at Buyer’s expense, a current ALTA Form Owner’s Policy of Title Insurance (the “Title Policy”) for the Real Property issued by the Title Company. Buyer shall pay all premiums, costs and expenses of the Title Policy.

(e) Environmental Inspections. Seller has provided Buyer with certain existing environmental reports (the “Existing Environmental Reports”) on or before the execution of this Agreement. Following the execution of this Agreement (the “Environmental Inspection Period”), Buyer and Buyer’s agents, representatives and contractors shall have the right to enter upon the Real Property for the purpose of conducting such tests, assessments, evaluations and investigations as Buyer may determine in its sole discretion, in order to evaluate and determine the current environmental condition of the Real Property, including without limitation, at Buyer’s cost and expense, Phase I or Phase II environmental assessments of any

Real Property and updates of any existing Phase I or Phase II assessments in order to bring them current under AAI standards for CERCLA (the “New Environmental Reports”), all at Buyer’s cost and expense; provided, however, that any such tests or inspections shall be conducted in accordance with the provisions of Section 6.3 above.

7.7. Rule 3-05 or Rule 3-14 Audit. Seller acknowledges that under either Rule 3-05 or Rule 3-14 of Regulation S-X, Buyer is required to provide certain information in connection with reports Buyer is required to file with the Securities and Exchange Commission. Accordingly, Seller agrees to (a) allow Buyer and Buyer’s representatives, at Buyer’s sole cost and expense, to perform an audit of the Company’s operations of and at the Properties to the extent required under either Rule 3-05 or Rule 3-14 of Regulation S-X (hereinafter a “Rule 3-05 or 3-14 Audit”), (b) make available to Buyer and Buyer’s representatives for inspection and audit at the Company’s offices the Company’s books and records relating solely to the Company’s operations that are reasonably requested by Buyer for any full or partial years reasonably necessary to complete the Rule 3-05 or 3-14 Audit, and (c) sign the management representation letter to be provided by the Buyer’s independent auditors. In connection with the foregoing, Buyer shall give Seller no less than three (3) Business Days’ prior written notice of Buyer’s plans to inspect and audit such books and records. Notwithstanding the foregoing, neither the Company nor Seller shall be required to (a) prepare or compile any materials, (b) incur any third party costs or expenses in connection with the Rule 3-05 or 3-14 Audit, (c) provide any books, records or materials that could reasonably be expected to be books, records or materials in the possession or control of the Tenant Parties, (d) provide any books, records or materials that are not within the possession or control of the Company or Seller, or (d) make any representations or warranties with respect to such information beyond a customary management representation letter signed by the Company reasonably requested by any accounting firm engaged by the Buyer to deliver its auditors report with respect to the Rule 3-05 or Rule 3-14 Audit. Buyer acknowledges and agrees that the foregoing accounting and financial materials to be provided by the Company does not include any information or materials related to the period prior to the acquisition of the Properties by the Company and is to be limited solely to information regarding the Properties after they were placed into operation by the Company. Seller acknowledges that the Rule 3-05 or Rule 3-14 Audit may require Buyer to perform a Rule 3-05 or 3-14 Audit both after the Effective Date and after the Closing and Seller agrees that Seller’s obligations under this Section 7.7 shall survive the Closing for a period of one year following the Closing Date. Any Rule 3-05 or 3-14 Audit shall be completed as soon as reasonably possible and Buyer and Buyer’s representatives shall use commercially reasonable best efforts not to interfere with Seller’s or the Company’s ability to conduct its business. Upon written request by Seller, copies of all Rule 3-05 or 3-14 Audits shall be promptly provided to Seller at no cost to Seller.

7.8. Further Assurances. Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Acquisition are subject to there being no temporary restraining order,

preliminary or permanent injunction or other Law or Order in effect preventing the consummation of the Acquisition. No Law shall have been enacted or shall be deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

8.2. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a) Each representation and warranty of the Company and the Seller contained in this Agreement (i) shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of the date of this Agreement and (ii) shall be true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (as in the case of representations and warranties not qualified by materiality) as of the Closing Date with the same force and effect as if made on the Closing Date, in each case except for those representations and warranties which address matters only as of an earlier date (which representations shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (as in the case of representations and warranties not qualified by materiality) as of such particular date) and Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller to such effect.

(b) Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by Seller and/or the Company or its Affiliates at or prior to the Closing Date. Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller and the Company to such effect.

(c) [INTENTIONALLY DELETED]

(d) [INTENTIONALLY DELETED]

(e) There shall have been no material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Company.

(f) No Proceeding shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyer to own the Membership Interests and to control the Company or (iii) seeking to restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Properties, business or assets of the Company, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of Buyer or its Affiliates. No such Order shall be in effect.

(g) Buyer shall have received a written opinion from legal counsel to Seller, addressed to Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit D.

(h) (i) All statutory and regulatory consents and approvals which are required under the Laws shall have been obtained; and (ii) all consents and approvals of third parties to the Contracts set forth on Schedule 8.2(h) shall have been obtained shall be in full force and effect and shall not be subject to any condition that has not been satisfied.

(i) Seller shall have delivered to Buyer evidence, satisfactory to Buyer and in recordable form, of the release of all Liens (if any) with respect to the property and assets of the Company (other than the Permitted Encumbrances and the Liens securing the Fannie Loans).

(j) Seller shall have delivered to Buyer a properly executed and acknowledged certificate of non-foreign status as described in Treas. Reg. Section 1.11445-2(b)(2).

(k) Seller shall have delivered to Buyer duly signed withdrawals of the Member(s) and resignations, effective as of the Closing, of all managers of the Company as managers (and, if requested by Buyer prior to Closing, of officers of their positions as officers).

(l) Full execution and delivery of all closing and conveyance documents including, without limitation, the following:

(1) Assignment of Membership Interest

(2) Termination of Option Agreement dated Jun 10, 2011 between Seller, EBY Realty Group, L.L.C., Great Plains Assisted Living, L.L.C., and Bickford Senior Living Group, L.L.C.

(3) Termination of Pledge Agreement dated June 26, 2008, as amended and the release of all liens and UCCs in connection therewith.

(4) Certificates of good standing of the Company from the state of Company’s organization as well as from each state where it is qualified to do business.

(m) The Fannie Consent (including the Releases) shall have been obtained and the same shall be in form reasonably satisfactory to Seller and the Loan Assumption Agreements shall be fully executed and delivered by all parties thereto.

8.3. Conditions to Obligation of Seller. The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:

(a) Each representation and warranty of Buyer contained in this Agreement (i) shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of the date of this Agreement and (ii) shall be true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of an earlier date (which representations shall have been true and correct in all respects (in the case of representations and warranties qualified by materiality) or in all material respects (in the case of representations and warranties not qualified by materiality) as of such particular date) and Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer to such effect.

(b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(c) No Proceeding shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect.

(d) The Fannie Consent (including the Releases) shall have been obtained and the same shall be in form reasonably satisfactory to Seller and the Loan Assumption Agreements shall be fully executed and delivered by all parties thereto.

(e) Delivery by Buyer of the balance of the Purchase Price in accordance with the provisions of Section 2.4(b) above.

ARTICLE IX

TERMINATION

9.1. Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller if:

(A) the Closing does not occur on or before September 30, 2013, provided that the right to terminate this Agreement under this Section 9.1(a)(ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(iii) by Buyer if:

(A) any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B) there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, or any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied.

(iv) by Seller if:

(A) any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or

(B) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied.

(b) The party desiring to terminate this Agreement pursuant to Section 9.1(a)(ii), (a)(iii) or (a)(iv) shall give written notice of such termination to the other party hereto.

9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and, other than in the case of fraud or willful misrepresentation, there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, managers, stockholders, members or Affiliates, except as set forth in Section 9.3; provided that the provisions of Section 6.5 (Confidentiality), Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3. Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1. Upon any termination of this Agreement other than a termination pursuant to Section 9.1(a)(iv)(B), the Buyer and Seller shall direct the Escrow Agent to return the Deposit to Buyer within three (3) Business Days of such termination. Upon any termination of this

Agreement pursuant to Section 9.1(a)(iii)(B), Seller shall reimburse Buyer for all actual out of pocket costs for third party reports, reasonable legal fees and other reasonable and customary due diligence and transaction costs incurred by Buyer or its Affiliates in connection with this transaction.

ARTICLE X

INDEMNIFICATION

10.1. Survival.

(a) All representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of one (1) year.

(b) The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall not survive the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing according to the terms of such covenant (or if no specific term is stated, for the period of one (1) year).

(c) The obligation to pay or otherwise satisfy any Excluded Liability or the obligation to pay Taxes allocable to the party in question pursuant to Section 7.3(a) shall survive indefinitely.

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 10.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2. Indemnification by Seller and the Company.

(a) Seller (and, prior to the Closing, the Company) shall indemnify and defend Buyer and its Affiliates (including, following the Closing, the Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Seller or the Company contained in this Agreement or any Ancillary Agreement executed by Seller or the Company in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;

(ii) any breach of any covenant or agreement of Seller or the Company contained in this Agreement or any Ancillary Agreement executed by Seller or the Company in connection with the transactions contemplated by this Agreement; or

(iii) any fees, expenses or other payments incurred or owed by Seller or the Company to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;

(iv) any failure to pay or otherwise satisfy any Excluded Liability;

provided that this Section 10.2 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 10.7. Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 8% per annum.

10.3. Indemnification Procedures for Third Party Claims.

(a) In the event that Buyer (“Indemnitee” for purposes of this Section) receives notice of the assertion of any claim or the commencement of any Proceeding by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b) Subject to the further provisions of this Section 10.3, the Indemnitor will have ten (10) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”); provided, however, that if the Indemnitor assumes the Third Party Defense in accordance with the foregoing, Indemnitor shall nonetheless have the right to discontinue such Third Party Defense if Indemnitor later in good faith determines that such Third Party Claim is not within the scope of its indemnity obligation hereunder and provides Indemnitee with written notice of such determination and a reasonably detailed explanation setting forth the basis of its conclusion. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless the applicable Third Party Claim is properly within the scope of Indemnitor’s indemnity obligation under Sections 10.1 and 10.2 above and (a) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, (c) the Indemnitor shall have improperly discontinued its Third Party Defense pursuant to the foregoing provisions, or (d) the employment of such counsel at Indemnitor’s cost has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) the Third Party Claim relates to or arises in connection with any Environmental Action or actions with respect to intellectual property;

(iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(vi) the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond or other security satisfactory to the Indemnitee, in its sole but reasonable discretion, to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense and unless and until Indemnitor elects to discontinue such Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim to the extent such Third Party Claim is properly within the scope of the Indemnitor’s indemnity obligations under this Article X. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (a) any violation of Law by the Indemnitees (or any Affiliate thereof), (b) any violation of the rights of any Person and (c) no effect on any other Proceeding or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. The Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed) and agreed to indemnify Indemnitee therefor. If the Indemnitor is not reasonably conducting the Third Party Defense in good faith and Indemnitee gives notice of such failure to Indemnitor and the same continues for beyond a reasonable period of time for Indemnitor to cure such behavior, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement to the extent the applicable Third Party Claim is properly within the scope of Indemnitor’s indemnity obligations under this Article X.

(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.3, (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.3, or (iii) the Indemnitor assumes such Third Party Defense but later elects to discontinue such Third Party Defense, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor (in the event such Third Party Defense is properly within the scope of Indemnitor’s indemnity obligations under this Article X). In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 11.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article X with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

10.4. Indemnification Procedures for Non-Third Party Claims. In the event of a claim for which the Indemnitees are entitled to indemnification pursuant to the provisions of this Article X that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have thirty (30) days from receipt of such Notice of Claim to provide written notice to Indemnitee that it disputes the claim. If Indemnitor does not dispute the claim and if the amount of the Losses is known and not disputed, the amount of such Losses will be immediately due and payable from Indemnitor to Indemnitee.

10.5. [INTENTIONALLY DELETED].

10.6. No Contribution. Seller acknowledges and agrees that, upon and following the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. Seller shall have no right of contribution against the Company or any of its Affiliates with respect to any such indemnification or other claim.

10.7. Tax Indemnification. From and after the Closing Date, Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for any Taxes that are an obligation of Seller pursuant to Section 7.3(a).

10.8. Procedures Relating to Indemnification of Tax Claims.

(a) If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto; provided that the failure of Buyer to give such prompt notice to Seller of any such Tax Claim shall not relieve Seller of any of its obligations under this Section 10.8 unless Seller is prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b) Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes for which it is responsible as set forth in Section 10.7. In order to defend or prosecute any such Tax Claim, Seller shall notify Buyer that it elects to defend or prosecute such Tax Claim (“Election Notice”) within thirty (30) days after (i) the date on which Seller received notice of any such Tax Claim from Buyer (with respect to Tax Claims as to which Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which Seller delivered to Buyer notice of any such Tax Claim (with respect to Tax Claims as to which Seller first received notice from a Taxing Authority or any other Person). With respect to any Tax Clam as to which Seller has provided an Election Notice to Buyer, Seller shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Seller to a Final Determination; provided that Seller shall not, without the prior written consent of Buyer, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee. Seller shall inform Buyer of all material developments and events relating to such Tax Claim (including providing to Buyer copies of all written materials relating to such Tax Claim), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

(c) If, with respect to any Tax Claim, Seller fails to deliver an Election Notice to Buyer within the period provided in Section 10.8(b) or fails diligently to defend or prosecute such Tax Claim to a Final Determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, and the reasonable costs of such defense or prosecution shall become a part of the Tax Claim.

10.9. Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

10.10. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article X are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE XI

MISCELLANEOUS

11.1. Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

NHI-Bickford RE, LLC

13795 S. Murlen Road, Suite 301

Olathe, Kansas 66062

Attn: Brian Heinrichs

Facsimile: (913) 782-4851

And

NHI-Bickford RE, LLC

Attn: John M. Brittingham

Harwell Howard Hyne Gabbert & Manner, P.C.

333 Commerce Street, Suite 1500

Nashville, Tennessee 37201

Facsimile: (615) 251-1059

With a required copy to:

Jay T. Shadwick

11040 Oakmont

Overland Park, Kansas 66210

Facsimile: (913) 498-3538

If to Seller, to:

Care Investment Trust Inc.

780 Third Avenue, 21st Floor

New York, New York 10017

Attn: Torey Riso, Jr.

Facsimile: (212) 446-1409

With a required copy to:

Bass, Berry & Sims PLC

The Tower at Peabody Place

100 Peabody Place, Suite 900

Memphis, TN 38103

Attn: John A. Good

Facsimile: (888) 543-4644

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain); provided, however, that any notice sent by facsimile shall also be sent contemporaneously by private courier. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3. Expenses. Seller and Buyer shall bear their own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

11.4. Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, any of its rights or obligations hereunder, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.5. Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Kansas, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Kansas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Kansas.

11.6. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) Kansas, and (b) the United States District Court for Kansas for the purposes of any Proceeding arising out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in Kansas with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby in Kansas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

11.7. Counterparts. This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.8. Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.9. Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

11.10. Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12. Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.13. Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CARE INVESTMENTS TRUST INC.

		By:	/s/ Torey Riso
		Name:	Salvatore (“Torey”) V. Riso, Jr.
		Title:	President and Chief Executive Officer

Witness:	/s/ Danielle DePalma

NHI-BICKFORD RE, LLC

By: NHI PROPCO, LLC, its managing member

		By:	/s/ J. Justin Hutchens
Name: J. Justin Hutchens
Title: President

Witness:	/s/ Kristin S. Gaines

CARE YBE SUBSIDIARY LLC

		By:	/s/ Torey Riso
		Name:	Salvatore (“Torey”) V. Riso, Jr.
		Title:	President and Chief Executive Officer

Witness:	/s/ Danielle DePalma